Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

The Hershey Company:

We consent to the incorporation by reference in the registration statement No. 333-128375 on Form S-3 of The Hershey Company of our report dated March 3, 2005, with respect to the consolidated balance sheets of The Hershey Company as of December 31, 2004 and 2003, and the related consolidated statements of income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to The Hershey Company’s adoption of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, on June 30, 2003.

/s/ KPMG LLP

New York, New York

November 16, 2005